EXHIBIT 10.2

Live Current Media Closes Convertible Note Offering to Restructure Cash
 Distributions to Certain Auctomatic Shareholders

VANCOUVER, BC – August 20, 2009 – Live Current Media Inc. (OTCBB:LIVC), a media company built around content and e-commerce destinations, announced today that on August 17, 2009, it closed a convertible note offering with certain former shareholders of Entity, Inc. (“Auctomatic”), which restructures the amounts owed to such shareholders under the Agreement and Plan of Merger dated March 25, 2008 (“Merger Agreement”) between Live Current and the shareholders of Auctomatic (the “Auctomatic Shareholders”).

Pursuant to the Merger Agreement and in consideration for 100% of the outstanding shares of Auctomatic, the Auctomatic Shareholders were entitled to receive, among other things, cash consideration (the “Distribution Cash”) in the amount of $800,000 on May 22, 2009.  Live Current reached an agreement with certain of the Auctomatic Shareholders, collectively entitled to receive $424,934.40 of the Distribution Cash, to accept convertible promissory notes (the "Notes") in lieu of the cash payment.  The Notes are in the aggregate principal amount of $424,934.40 and are convertible into shares of common stock of Live Current at any time prior to the maturity of the Notes at a price per share equal to $0.25.  The Notes will be due and payable on May 22, 2010 and carry interest at the rate of ten percent (10%) per annum, with such interest beginning to accrue effective May 22, 2009. Interest under the Notes is payable quarterly in arrears. The Notes may be prepaid by Live Current at any time.  The issuance date of the Notes is August 17, 2009.

Although the Notes were offered to all of the Auctomatic Shareholders, certain Auctomatic Shareholders entitled to receive an aggregate of $375,065.60 of the Distribution Cash did not accept the offer and such cash payments remain subject to payment under the Merger Agreement.

About Live Current Media Inc.

Live Current builds, owns and operates some of the most powerful and engaging content and commerce destinations on the Internet, such as www.perfume.com and www.cricket.com. Through subject-specific DestinationHubs™, Live Current properties connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with a location in Seattle, WA and is publicly traded on the OTCBB (LIVC). For more information, visit www.livecurrent.com.

All statements in this press release that are not statements of historical fact are forward-looking statements, including the impact of a restatement of the Company’s financial results, the timeline respecting the restatement, any potential impacts on disclosure controls and procedures or internal control over financial reporting, any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the Company’s ongoing investigations regarding a restatement of the Company’s financial results, and other factors.  Except as required by law, Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Contact:

Live Current
Andrea Laird
Investor Relations Contact
604-453-4870 or 1-866-898-4354
andrea@livecurrent.com